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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Wintrust Financial Corporation and Wintrust Capital Trust II for the registration of 2,000,000 shares of Trust Preferred Securities, Junior Subordinated Debentures and Guarantee of Preferred Securities and to the incorporation by reference therein of our report dated February 16, 2000, with respect to the consolidated financial statements of Wintrust Financial Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                      /s/ Ernst & Young LLP
                                      ERNST & YOUNG LLP


May 19, 2000
Chicago, Illinois